Exhibit 10.40

Officer Benefits

UAL Corporation and United Air Lines, Inc.

Travel Benefits

Positive-space travel on United Airlines, United Express and Ted is provided to officers of UAL Corporation and United Airlines and their eligible dependents, and cash payments are made to federal and state tax authorities on behalf of each officer to cover the tax liability arising from usage of these travel benefits.  This benefit includes membership to United’s Red Carpet Club.

Financial Advisory Services

Financial advisory tax preparation services are provided to certain officers of UAL and United.  Reimbursement is limited to $7,000 in the first year the officer is eligible for to the program and to $4,000 per year thereafter.  Unused reimbursements may be carried over and used in succeeding years.

Club Memberships

Payment is made by United for the cost of social and business club memberships for certain officers where there is a benefit to be realized by the company.  The Company does not pay dues for clubs, which discriminate on the basis of race, sex, religion or national origin.  Such memberships are authorized by the Chairman consistent with long-standing company policies.

Health & Welfare Benefits

The Company reimburses officers for the cost of an annual medical examination.  Additionally, officers receive a company paid group variable universal life insurance program which provides for insurance in an amount equal to three times base salary.   The premium is paid by United.

Officers are provided a self-insured supplemental long-term disability plan, which provides a supplement to the Company’s disability benefit for certain management employees equal to 50% of monthly pay in excess of $20,000.

Company Cars

The Chairman, President and Chief Executive Officer is entitled to the use of cars owned or leased by United.  For 2006, the Company did not own or lease any cars for the use of an individual executive, other than the Chief Executive Officer.  However, the Executive Vice President and Chief Operating Officer was provided a monetary allowance in lieu of a Company-provided car in 2006.